UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 10, 2016

NMI Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36174	45-4914248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Powell Street, 12th Floor, Emeryville, CA.
(Address of Principal Executive Offices)

94608
(Zip Code)

(855) 530-6642
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On February 10, 2016, the Compensation Committee of the Board of Directors of NMI Holdings, Inc. (Company) adopted the NMI Holdings, Inc. Severance Benefit Plan (Plan), effective February 10, 2016. The Plan provides for payment of cash severance and medical insurance premium reimbursements upon certain involuntary terminations of employment by the Company, as specified in the Plan (Terminating Event). The Plan applies to all of the Company's regular full-time or part-time employees (each, an Employee), including our named executive officers who do not have employment agreements. Since our Chief Executive Officer is our only named executive officer who is currently party to an employment agreement with the Company, only one of our named executive officers is currently eligible to participate in the Plan.
In the event of a Terminating Event, subject to certain conditions including the applicable Employee's execution and non-revocation of a separation agreement and release, the Plan provides that an executive officer would receive 3 months' base salary and 3 months' medical insurance premium reimbursements for each year of service, with a maximum benefit of 12 months' base salary and 12 months' medical insurance premium reimbursements.
The foregoing is only a summary of the terms and conditions of the Plan, which does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan, a copy of which is filed herewith as Exhibit 10.1 and incorporated by reference in this Current Report on Form 8-K.
Item 9.01.          Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description
10.1	NMI Holdings, Inc. Severance Benefit Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NMI Holdings, Inc.
(Registrant)

Date: February 17, 2016	By:	/s/ Nicole C. Sanchez
Nicole C. Sanchez
VP, Assistant General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	NMI Holdings, Inc. Severance Benefit Plan

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